Exhibit (a)(5)(D)

FINANCIAL CONTACT: John W. Hohener Executive Vice President and CFO Tel: (949) 221-7100 INVESTORS: Robert C. Adams Vice President of Corporate Development Tel: (949) 221-7100

Microsemi Completes Tender Offer

For White Electronic Designs Corporation

IRVINE, Calif., April 28, 2010 – (GlobeNewswire) — Today Microsemi Corporation (Nasdaq:MSCC), announced the successful completion of its tender offer, through its wholly owned subsidiary Rabbit Acquisition Corp., for all outstanding shares of White Electronic Designs Corporation (NASDAQ: WEDC). The tender offer expired at 12:00 midnight, New York City time, on Tuesday, April 27, 2010. According to preliminary information provided by Computershare, the depositary for the tender offer, as of that time, approximately 13.5 million shares, representing approximately 57% of White Electronic’s outstanding shares, were validly tendered and not withdrawn in the offer (including shares tendered by notice of guaranteed delivery). Rabbit Acquisition Corp. accepted all such validly tendered shares. Microsemi does not intend to offer a subsequent offering period in connection with the offer. Microsemi expects to complete the acquisition of White Electronic as soon as practicable.

About Microsemi Corporation

Microsemi Corporation, with corporate headquarters in Irvine, California, is a leading designer, manufacturer and marketer of high performance analog and mixed-signal integrated circuits, high reliability semiconductors and RF subsystems. The company’s semiconductors manage and control or regulate power, protect against transient voltage spikes and transmit, receive and amplify signals.

Microsemi’s products include individual components as well as integrated circuit solutions that enhance customer designs by improving performance and reliability, battery optimization, reducing size or protecting circuits. The principal markets the company serves include implanted medical, defense/aerospace and satellite, notebook computers, monitors and LCD TVs, automotive and mobile connectivity applications. More information may be obtained by contacting the company directly or by visiting its website at http://www.microsemi.com.

About White Electronic Designs Corporation

White Electronic delivers sophisticated multi-chip semiconductor packages, high-efficiency memory devices, and build-to-print electromechanical assemblies for defense and aerospace applications. The ability to address the unique size, performance and quality requirements for technology creators in the defense and aerospace market has established White Electronic as a customer-focused solutions provider. Capabilities include design, manufacturing and obsolescence management for advanced defense electronics solutions, including die stacking and secure microelectronics, as well as complex circuit card assembly services. White Electronic is headquartered in Phoenix, Arizona.

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This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The reader is cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties and other factors, many of which are outside the control of Microsemi and White Electronic. The forward-looking statements in this release address a variety of subjects including, for example, the expected closing of the acquisition. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that White Electronic’s business will not be successfully integrated with Microsemi’s business, including product mix and acceptance, gross margins and operational and other cost synergies, costs associated with the merger; matters arising in connection with the parties’ efforts to comply with and satisfy closing conditions relating to the transaction; increased competition and technological changes in the industries in which Microsemi and White Electronic compete; and other events that could negatively impact the completion of the transaction, including industry, economic or political conditions outside of our control. The forward-looking statements included in this release speak only as of the date hereof, and Microsemi does not undertake any obligation to update these forward-looking statements to reflect subsequent events or circumstances.